UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Mothers Work, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3304550
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

456 North 5th Street
Philadelphia, PA	19123
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Series B Junior Participating Preferred Stock, par value $.01 per share.

(Title of Class)

EXPLANATORY NOTE

This Amendment No. 1 supplements and amends the information set forth in the Registration Statement on Form 8-A filed on October 12, 1995, by Mothers Work, Inc. (“the Company”).

Item 1.            Description of Registrant’s Securities To Be Registered

On October 5, 1995, the Company’s Board of Directors declared a distribution of one right (a “Right”) for each outstanding share of Common Stock, par value $.01 per share, to stockholders of record at the close of business on October 16, 1995.  Each Right entitles the registered holder, subject to the terms of a Rights Agreement dated October 9, 1995 (the “Initial Rights Agreement”), to purchase from the Company one one-thousandth of a share of Series B Preferred Stock, par value $.01 per share, at a specified purchase price, subject to further adjustment.  The Initial Rights Agreement was thereafter amended and restated on March 17, 1997 and was further amended on June 4, 1997, October 24, 2001, June 4, 2002 and January 15, 2003 (collectively, the “Prior Amendments”).

Pursuant to due authorization of the Board of Directors of the Company, the Company and StockTrans, Inc., as Rights Agent, executed an Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”) on October 9, 2005.  The Amended and Restated Rights Agreement amends the Rights Agreement, as previously amended by the Prior Amendments, in certain respects, including:

•                  to extend the expiration date of the plan by 10 years, to October 9, 2015, and

•                  to increase the threshold percentage of beneficial ownership that will trigger a distribution of the rights to 15% from the 10% level previously in effect.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amended Rights Agreement, which is filed herewith as Exhibit 4.1 and is incorporated into this Item 1 by reference.

Item 2.            Exhibits

The following exhibit is filed as part of this registration statement:

Exhibit No.	Description

* 4.1

Amended and Restated Rights Agreement, dated as of October 9, 2005, between Mothers Work, Inc. and StockTrans, Inc., which includes the Form of Series B Rights Certificate, the Certificate of Designation of the voting powers, designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations and restrictions of the Series B Junior Participating Preferred Stock, and a Summary of Rights to Purchase Preferred

Stock attached thereto as Exhibits A, B and C respectively (Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 11, 2005).

*  Incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: October 11, 2005	MOTHERS WORK, INC.

	By:	/s/ Edward M. Krell
Edward M. Krell
Executive Vice President - Chief Financial Officer